Filed Under Rule 433, Registration Statement No. 333-178262
Pricing Supplement No. 443 Dated June 10, 2013
(To: Prospectus Dated December 5, 2012 , as supplemented by Prospectus Supplement Dated May 17, 2013)

  The senior notes are part of a series originally issued by us in the aggregate principal amount of $256,000,000 on April 4, 2013. The senior notes offered hereby will form a single series with the previously issued notes, will have the same CUSIP number and will trade interchangeably with those notes immediately upon settlement. Upon completion of this offering, $ aggregate principal amount of the series will be outstanding.
CUSIP Number	Selling Price	Gross Concession	Coupon Type	Initial Interest Rate	Interest Rate Basis	Index Maturity	Spread To Interest Rate Basis	Interest Reset Dates	Maximum Interest Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option
36966THX3	100%(1)	1.450%	Floating	1.0821%	LIBOR	3 Months	plus 80bps	Jan and Apr and Jul and Oct 15th of each year commencing with the first coupon date through but excluding the maturity date	N/A	QUARTERLY	04/15/2020	07/15/2013	Yes
Redemption Information: Non-Callable
(1) Plus accrued and unpaid interest from and including April 15, 2013 to but excluding the delivery date, in the aggregate amount of $ . This pre-issuance accrued interest will be paid on July 15, 2013 to holders of the notes on the applicable record date along with interest accrued on the senior notes from the date of delivery to July 15, 2013.

Investing in these notes involves risks (See "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission).

General Electric Capital Corporation
Offering Dates: Monday, June 10, 2013 through Monday, June 17, 2013
Trade Date: Monday, June 17, 2013 @12:00 PM ET
Settlement Date: Thursday, June 20, 2013
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: BofA Merrill Lynch, Incapital, LLC, Citigroup, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer, Incapital Holdings LLC, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Incapital Holdings LLC at 1-312-379-3755 or Investor Communications of the issuer at 1-203-357-3950.

* GE CAPITAL is the registered trademark of General Electric Capital Corporation.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
General Electric Capital Corporation GE Capital* InterNotes® Prospectus Supplement Dated May 17, 2013 to Prospectus Dated December 5, 2012